Exhibit 99.1

NEWS RELEASE

Investor Contact: Janet L. Ford, Investor Relations Director janet.ford@associatedbank.com 414-278-1890
Media Contact: Autumn Latimore, Public Relations Director autumn.latimore@associatedbank.com 414-278-1860

John (Jay) B. Williams Joins Associated Banc-Corp Board of Directors
GREEN BAY, Wis. — July 18, 2011 — Associated Banc-Corp (Nasdaq: ASBC) has appointed John (Jay) B. Williams to its Board of Directors, announced Chairman, William R. Hutchinson. Williams is currently serving as the President and CEO of the Milwaukee Public Museum. He joined the museum following a 37-year career in commercial banking.
“We welcome Jay Williams to the Board as we continue to optimize its size and enhance the depth of the Board’s financial industry and regional experience,” said Hutchinson. “Jay’s long and successful career at senior levels in Midwestern banking, and his deep involvement in Wisconsin’s civic organizations, will greatly bolster our strategic initiatives.”
Williams’ banking career included being a member of PrivateBancorp, Inc.’s (Nasdaq: PVTB) Board of Directors, and serving in a number of senior management roles with PrivateBancorp and its subsidiaries including Chairman and CEO of The PrivateBank, N.A. and previously the Chief Operating Officer of PrivateBancorp.
Prior to joining PrivateBancorp, Williams was President of U.S. Bank Wisconsin and held various management positions in Milwaukee over a 31-year career with U.S. Bank and its predecessors, Firstar Corp. and First Wisconsin.
Williams is on the Board of Directors of Church Mutual Insurance Company, which insures over 100,000 religious institutions. He is Chairman of the Southeast Wisconsin Professional Baseball District (majority owner and operator of Miller Park) and on the Board of Trustees of St. Norbert College and the Medical College of Wisconsin, the YMCA of Metropolitan Milwaukee, and the Wisconsin Taxpayers Alliance. Williams holds an MBA from Marquette University and a bachelor’s degree from St. Norbert College.
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Williams Joins Associated Board of Directors

Williams begins his term immediately. He will stand for election at the company’s annual meeting of shareholders in April 2012. All Associated Banc-Corp directors are elected annually. Williams will also serve on the Associated Bank, N.A. Board of Directors and the Associated Trust Company, N.A. Board of Directors.
About Associated Banc-Corp
Associated Banc-Corp (Nasdaq: ASBC) is one of the top 50 financial services holding companies operating in the United States. At March 31, 2011, Associated had total assets of $21 billion. Headquartered in Green Bay, Wis., Associated has approximately 270 banking locations serving more than 150 communities in Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
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